Exhibit 2.1

EXECUTION VERSION

DATED NOVEMBER 10, 2021

AGREEMENT AND PLAN OF MERGER

AMONG

VENTOUX CCM ACQUISITION CORP.,

AS ACQUIROR

VENTOUX MERGER SUB I INC.

AS FIRST MERGER SUB

VENTOUX MERGER SUB II LLC

AS SECOND MERGER SUB

AND

E LA CARTE, INC.

AS THE COMPANY

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 10, 2021, is entered into by and among Ventoux CCM Acquisition Corp., a Delaware corporation (“Acquiror”), Ventoux Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), Ventoux Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”) and E La Carte, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, each of First Merger Sub and Second Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Mergers;

WHEREAS, subject to the terms and conditions hereof, at the Closing: (a) First Merger Sub is to merge with and into the Company pursuant to the First Merger, with the Company surviving as the Surviving Entity; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Surviving Company;

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, First Merger Sub, Second Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, in connection with the Transactions, Acquiror has entered into subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”) with the Investors pursuant to which, and on the terms and subject to the conditions of which, such Investors agreed to purchase from Acquiror, as applicable, (i) shares of Acquiror Common Stock and (ii) convertible debt securities of Acquiror and warrants to purchase shares of Acquiror Common Stock, for a total $70,000,000 (the “Base Subscription Amount”) in gross proceeds to Acquiror, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, the Company shall have the right hereunder to elect to approve new Subscription Agreements in amounts in excess of the Base Subscription Amount;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor Parties (as defined therein) have entered into that certain Sponsor Agreement with Acquiror and the Company, dated as of the date hereof (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor Parties have agreed, on the terms and subject to the conditions set forth therein, to (i) vote all of their shares of Acquiror Common Stock in favor of the approval and (to the extent applicable) adoption of this Agreement and the transactions contemplated hereby; (ii) the transfer restrictions contained therein; (iii) not effect any sale or distribution of any Acquiror Common Stock held by such stockholders; and (iv) subject a portion of their shares of Acquiror Common Stock to certain vesting and forfeiture conditions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain stockholders of the Company have entered into that certain Support Agreement, dated as of the date hereof (the “Support Agreement”), with Acquiror and the Company;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Acquiror A&R Charter”) in the form set forth on Exhibit A, to provide for, among other things, an increase to the number of Acquiror’s authorized shares of Acquiror Common Stock in connection with the Transactions;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall adopt the amended and restated bylaws (the “Acquiror A&R Bylaws”) in the form set forth on Exhibit B;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt an equity incentive plan in a form mutually agreed to by Acquiror and the Company (the “Acquiror Incentive Plan”);

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt an employee stock purchase plan in a form mutually agreed to by Acquiror and the Company (the “Acquiror ESPP”);

WHEREAS, prior to the consummation of the Transactions, the Acquiror, the Sponsors, certain of the members of the Sponsors and certain former stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement in substantially the form set forth on Exhibit C (the “Registration Rights Agreement”); and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) the First Merger and the Second Merger, taken together, shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, First Merger Sub, Second Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror A&R Charter” has the meaning specified in the recitals hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.19.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article V of this Agreement, and the certificates delivered by Acquiror at Closing hereunder, in each case, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror, First Merger Sub and Second Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror ESPP” has the meaning specified in the recitals hereto.

“Acquiror Incentive Plan” has the meaning specified in the recitals hereto.

“Acquiror Material Adverse Effect” means any change, event or effect that would have a material adverse effect: on the ability of Acquiror, First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement and the other agreements, certificates and documents referenced herein and consummate the Transactions and the other transactions contemplated by such other agreements, certificates and documents; provided, however, that in no event would any redemption of Acquiror Common Stock made in accordance with the Certificate of Incorporation, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”, in each case, solely with respect to such redemption.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Acquiror.

“Acquiror Private Placement Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Acquiror Right” means a right entitling the holder to receive one twentieth (1/20th) of a share of Acquiror Common Stock per right.

“Acquiror SEC Reports” has the meaning specified in Section 5.10(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Unit” means one share of Acquiror Common Stock and one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one-half of one share of Acquiror Common Stock per warrant.

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(b).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 7.11.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on December 23, 2020, and as subsequently amended from time to time.

“Certificates of Merger” has the meaning specified in Section 2.02.

“Change in Recommendation” has the meaning specified in Section 8.02(f).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.04.

“Closing Date” has the meaning specified in Section 2.04.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means any written or bona fide oral inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of Acquiror or any of its Affiliates) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions or other transactions in the ordinary course of business) involving, directly or indirectly: (i) any merger, consolidation, amalgamation, share exchange, business combination, acquisition, recapitalization, dissolution, liquidation, reorganization or other similar transaction involving the sale or disposition of (A) the Company or (B) any of its Subsidiaries holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of the Company and its Subsidiaries; (ii) any issuance, sale, pledge, disposal of, transfer or encumbrance of any securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company or any of its Subsidiaries, other than issuances, sales, pledges, disposals, transfers or encumbrances of securities (or instruments convertible into or exercisable or exchangeable for, such securities) expressly permitted by Section 6.01; (iii) any transaction (x) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company or any of its Subsidiaries; or (y) in which the Company or any of its Subsidiaries issues, transfers, sells or pledges securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company or any of its Subsidiaries (after giving effect to such transaction); (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 20% or more of the outstanding voting power of the Company or any of its Subsidiaries; or (v) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company or any of its Subsidiaries or of the revenues, income or assets of the Company or any of its Subsidiaries involved is 20% or more.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13.

“Company Board” means the board of directors of the Company.

“Company Certificate” has the meaning specified in Section 3.05(a).

“Company Common Stock” has the meaning specified in Section 4.06.

“Company Convertible Notes” means the convertible debt securities issued by the Company in favor of certain investors, the terms of which provide for the conversion into, or exchange for, Company Common Stock or Company Preferred Stock.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Equity Awards” means Company Options and any other awards granted under the Company Stock Plans.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in or necessary for the conduct of the businesses of the Company and its Subsidiaries, as currently conducted.

“Company Merger Shares” means the number of shares of Acquiror Common Stock equal to the quotient determined by dividing (a) the Company Valuation by (b) $10.00.

“Company Non-Voting Common Stock” means a share of the Company’s non-voting common stock, par value $0.001 per share.

“Company Option” means each option to purchase shares of Company Common Stock issued under any agreement with the Company, including the Company Stock Plans, whether vested or unvested, outstanding and unexercised immediately prior to Closing.

“Company Outstanding Shares” means, without duplication, (a) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation, (i) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock and Company Convertible Notes pursuant to Section 3.01(a) and Section 3.01(b), and the exercise of Company Warrants, respectively, and (ii) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Options as of immediately prior to the Effective Time, minus (b) (i) the total number of shares of Company Common Stock, issued or issuable in connection with the Permitted Acquisitions, (ii) Excluded Shares outstanding immediately prior to the Effective Time and (iii) the Dissenting Shares.

“Company Preferred Stock” means the shares of (a) Company Series A Preferred Stock, (b) Company Series AA-1 Preferred Stock, (c) Company Series AA-2 Preferred Stock, (d) Company Series B Preferred Stock, (e) Company Series B-1 Preferred Stock, (f) Company Series C Preferred Stock and (g) Company Series C-1 Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, and the certificates delivered by the Company at Closing hereunder, in each case, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” means the vote of holders of Company Stock required to approve the adoption of this Agreement and approval of the transactions contemplated hereby, including the authorization of the Mergers, the Proposals, and all other transactions contemplated hereby, as determined in accordance with applicable Law and the organizational documents of the Company.

“Company Series A Preferred Stock” means the shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Series AA-1 Preferred Stock” means the shares of Series AA-1 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series AA-2 Preferred Stock” means the shares of Series AA-2 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the shares of Series B Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B-1 Preferred Stock” means the shares of Series B-1 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Stock” means the shares of Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C-1 Preferred Stock” means the shares of Series C-1 Preferred Stock, par value $0.001 per share, of the Company.

“Company Software” means all Software used in or necessary for conduct of the businesses of the Company and its Subsidiaries, as currently conducted.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Plans” means the Company’s 2008 Stock Incentive Plan and the Company’s 2018 Equity Incentive Plan.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stockholders Meeting” means a special meeting of the Company Stockholders to be held to consider the adoption of this Agreement pursuant to Section 8.03(b).

“Company Valuation” means $800,000,000.

“Company Voting Common Stock” means a share of the Company’s voting common stock, par value $0.001 per share.

“Company Warrants” means the warrants of the Company to purchase Company Common Stock or Company Preferred Stock.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Copyleft Terms” has the meaning specified in Section 4.11(h).

“D&O Tail” has the meaning specified in Section 7.02(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.11.

“Earnout Participants” means holders of (i) shares of Company Common Stock outstanding immediately prior to the Effective Time, after giving effect to the conversion of Company Preferred Stock in accordance with Section 3.01(a) and each share of Company Stock delivered in satisfaction of Company Warrants exercised prior to the Effective Time and in connection with the conversion of the Company Convertible Notes, and (ii) Company Equity Awards outstanding immediately prior to the Effective Time and held by any active employee of the Company as of immediately prior to the Closing, in each case with an Earnout Pro Rata Portion in excess of zero (0).

“Earnout Pro Rata Portion” means, with respect to each Earnout Participant:

(a)  in the case of a holder of outstanding shares of Company Common Stock as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Acquiror Common Stock into which such holder’s shares of Company Common Stock are converted into in accordance with Section 3.01(c)(i) (including shares issued in connection with the conversion of the Company Convertible Notes) divided by (ii) the sum of (x) the total number of shares of Acquiror Common Stock into which all outstanding shares of Company Common Stock are converted in accordance with Section 3.01(c)(i) (including shares issued in connection with the conversion of the Company Convertible Notes), plus (y) the total number of shares of Acquiror Common Stock issued or issuable upon the exercise of the Exchanged Warrants and the Exchanged Options as of immediately following the Effective Time (whether vested or unvested, and on a cash exercise basis) (the “Earnout Denominator”); and

(b)  in the case of a holder of outstanding Company Warrants or Company Options (whether vested or unvested) as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Company Common Stock issued or issuable upon the exercise of such holder’s Exchanged Warrants or Exchanged Options, as applicable (whether vested or unvested, on a cash exercise basis), divided by (ii) the Earnout Denominator, in each case, with such adjustments to give effect to rounding as the Company may determine in its sole discretion; provided, however, that in no event shall the aggregate Earnout Pro Rata Portion exceed 100%.

“Earnout Shares” has the meaning specified in Section 3.07.

“Effective Time” has the meaning specified in Section 2.01.

“Employee Stock Purchase Plan Proposal” has the meaning specified in Section 8.02(b).

“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the environment (including natural resources), and the protection of human health or safety (to the extent related to exposure to Hazardous Materials), including any requiring the registration, testing, evaluation, classification or labelling of, or which prohibit or restrict in commerce, any Hazardous Material.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares.

“Exchanged Option” has the meaning specified in Section 3.02(a).

“Exchanged Warrant” has the meaning specified in Section 3.02(b).

“Excluded Share” has the meaning specified in Section 3.01(c)(ii).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Earnout Shares” has the meaning specified in Section 3.07.

“First Merger” has the meaning specified in Section 2.02.

“First Merger Sub” has the meaning specified in the preamble hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, designated, classified or defined as “hazardous,” “toxic,” or “radioactive,” or a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, petroleum products and all derivatives thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances or toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Plan Proposal” has the meaning specified in Section 8.02(b).

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include (w) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, (x) any obligations relating to the Permitted Acquisitions and (y) expenses incurred in connection with this Agreement and the Transactions.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual or industrial property rights created, arising, or protected under applicable Law, in any jurisdiction, including all rights, title, and interest in and to any and all: (i) patents, patent applications, patentable inventions, invention disclosures and other patent rights (including any provisionals, extensions, divisionals, continuations, continuations-in-part, reissues, reexaminations and interferences thereof) (collectively, “Patents”); (ii) trademarks, service marks, certification marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle), brand names, logos, slogans and corporate names and all other indicia of source or origin, together with all goodwill related to any of the foregoing (collectively, “Trademarks”); (iii) works of authorship (including Software, websites, and content), copyrights, mask work rights, database and design rights and all moral rights or similar attribution rights (collectively, “Copyrights”); (iv) internet domain names and internet protocol addresses; (v) trade secrets, including know-how, inventions, processes, procedures, database rights, Personal Information, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, algorithms, source code, object code, data, databases, data analytics, ideas, designs, models, concepts, creations, confidential business information and other proprietary information and rights, in each case, to the extent it constitutes a trade secret under applicable Law (collectively, “Trade Secrets”), (vi) rights in Software; (vii) rights of publicity and privacy; (viii) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (ix) applications, registrations, issuances, renewals, extensions or equivalents or foreign equivalents or counterparts of any of the foregoing in any jurisdiction.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“Investor” means each Person that has committed or will commit to purchasing Acquiror Common Stock, convertible debt securities of Acquiror or warrants to purchase shares or Acquiror Common Stock pursuant to a Subscription Agreement in connection with the Transactions prior to the Closing.

“Issuance Proposal” has the meaning specified in Section 8.02(b).

“IT Systems” means all software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, operational technology, automated processes, information technology, and other technology equipment owned, leased, or licensed by the Company or its Subsidiaries and used in the operation of the business of the Company and its Subsidiaries as currently conducted.

“Joint Fees” means the fees incurred by Acquiror, First Merger Sub, Second Merger Sub, the Sponsors, the Company and the Company Stockholders in connection with the Transactions (i) relating to obtaining any required regulatory or governmental approvals of the Transactions (including filing fees and printer costs and expenses), and (ii) to the extent the parties hereto mutually agree to procure such report, the costs of any independent market research report that has been, or will be, obtained in connection with the Transactions.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including guidance issued by Treasury and the U.S. Small Business Administration.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.05(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except: (a) for any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Material Adverse Effect” means any event, change or circumstance that has had a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the Covid-19 pandemic), weather condition, explosion fire, act of God or other force majeure event, (f) any national or international political or social conditions (including social unrest) in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (g) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets, (h) any actions (I) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, other than as a result of compliance with the first sentence of Section 6.01 or (II) taken with the prior written consent of or at the prior written request of Acquiror, First Merger Sub or Second Merger Sub; provided, that clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), and (d), to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants (or, in the case of clauses (e) and (f), as compared to other industry participants in the same geographic areas in which the Company operates) or (ii) the ability of the Company to consummate the Transactions.

“Material Permits” has the meaning specified in Section 4.23.

“Mergers” has the meaning specified in Section 2.02(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Nasdaq” means the Nasdaq Capital Market.

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Materials” has the meaning specified in Section 4.11(f).

“Option Earnout Shares” has the meaning specified in Section 3.02(a).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.10(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.10(a).

“Owned Company Software” means all Software owned or purported by the Company to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported by the Company to be owned, in whole or in part, by the Company or any of its Subsidiaries and includes the Registered Intellectual Property.

“PCAOB Financial Statements” has the meaning specified in Section 8.02(a).

“Per Share Merger Consideration” has the meaning specified in Section 3.01(c)(i).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, identification numbers and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Acquisitions” means, collectively, the transactions described on Schedule 1.01.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) Standard Licenses, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty, (x) Liens against any landlord’s interest in any Leased Real Property and (xi) Liens described on Schedule 1.01(a) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company and its subsidiaries).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“PPP” means the Paycheck Protection Program from the U.S. Small Business Administration.

“PPP Loan” means the loan received by the Company under the PPP on March 4, 2021.

“Proposals” has the meaning specified in Section 8.02(b).

“Proxy Statement” has the meaning specified in Section 8.02(b).

“Real Estate Documents” has the meaning specified in Section 4.18(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Statement” has the meaning specified in Section 8.02(b).

“Registration Statement Effective Date” has the meaning specified in Section 8.02(c).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries and/or the disclosure schedules of the Acquiror and its Subsidiaries, as context requires.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Earnout Shares” has the meaning specified in Section 3.07.

“Second Merger” has the meaning specified in Section 2.02.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, and (b) databases, database rights and compilations, including any and all collections of data, whether machine readable or otherwise.

“Solicitation Documents” has the meaning specified in Section 8.02(c).

“Special Meeting” has the meaning specified in Section 8.02(f).

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsors” means Ventoux Acquisition Holdings LLC, a Delaware limited liability company, and Chardan International Investments, LLC, a Delaware limited liability company.

“Standard Inbound License” means any nonexclusive license (or software-as-a-service agreement) granted to the Company or any of its Subsidiaries (a) for uncustomized Software that is generally commercially available on generally standard terms and conditions for less than $500,000 annually, (b) for Open Source Materials, (c) to Intellectual Property that is not material to the business of the Company and its Subsidiaries pursuant to employee, contractor, service provider, or consulting agreements, (d) in the ordinary course of business for the use of a name, logo or feedback for marketing or similar purposes, (e) in nondisclosure agreements for use in evaluation and negotiation permitted by such agreements, (f) pursuant to a perpetual, irrevocable, fully paid up, royalty-free license agreement, or (g) implied by or incidental to the purchase or sale of goods or services.

“Standard Licenses” means, collectively, Standard Inbound Licenses and Standard Outbound Licenses.

“Standard Outbound License” means any nonexclusive license granted by the Company or any of its Subsidiaries (a) to its customers or distributors in the ordinary course of business, (b) to vendors and service providers for the purpose of providing the applicable services to the Company or any of its Subsidiaries, (c) in nondisclosure agreements for use in evaluation and negotiation permitted by such agreements, (d) in the ordinary course of business for the use of the Company’s or its Subsidiary’s name, or logo (or feedback that is not material to the business of the Company and its Subsidiaries) for marketing or similar purposes, or (e) implied by or incidental to the purchase or sale of goods or services.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subscription Proposals” has the meaning specified in Section 8.02(b).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.02.

“Surviving Entity” has the meaning specified in Section 2.02.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trade Control Laws” means any Laws related to any economic or financial sanctions or the export, import, re-export, or transfer of products, software, technical data, services or technologies, which may be imposed and enforced from time to time by the U.S. Government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, or any other relevant sanctions or export control authority.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.07(a).

“Trust Agreement” has the meaning specified in Section 5.07(a).

“Trustee” has the meaning specified in Section 5.07(a).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Acquiror.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Warrant Earnout Shares” has the meaning specified in Section 3.02(b).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be (i) provided or furnished in the virtual “data room” set up by the Company in connection with this Agreement, (ii) delivered to such party or its legal counsel via electronic mail or hard copy form or (iii) filed or furnished with the SEC by Acquiror.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Rajat Suri, Ashish Gupta, Dan Mosher, Daniel Dreymann and Bill Healey, and, in the case of Acquiror, Edward Scheetz, Matthew MacDonald, Prasad Phatak and Brock Strasbourger.

Article II

THE MERGER; CLOSING

Section 2.01 Effective Times. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Company and First Merger Sub will cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Entity and Second Merger Sub will cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.02 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Entity”) following the First Merger and the separate corporate existence of First Merger Sub shall cease.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Entity shall be merged with and into the Second Merger Sub (the “Second Merger”, and, together with the First Merger, the “Mergers”), with the Second Merger Sub being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Company”).

Section 2.03 Effects of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

(b) The Second Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Entity and Second Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Surviving Entity and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date: (a) the Company and First Merger Sub shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL; and (b) the Surviving Entity and Second Merger Sub shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

Section 2.05 Registration Rights Agreement.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror, the Registration Rights Agreement, duly executed by the stockholders of the Company set forth in Schedule 2.05(a).

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of the Acquiror and each of the Sponsors.

Section 2.06 Certificate of Incorporation and Bylaws of the Surviving Entity, Surviving Company and Acquiror.

(a) At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Company shall be a name reasonably determined by the Company.

(c) The certificate of incorporation and bylaws of Acquiror from and after the Effective Time shall be in the form attached as Exhibit A and Exhibit B hereto, respectively (with such changes as may be agreed in writing by Acquiror and the Company), until thereafter supplemented or amended in accordance with its terms and the DGCL.

Section 2.07 Directors and Officers of the Surviving Entity and the Surviving Company.

(a) Immediately after the Effective Time, the board of directors and executive officers of the Surviving Entity will be the board of directors and executive officers of the Company immediately prior to the Effective Time. The Company shall take all necessary action prior to the Second Effective Time such that (i) each director of the Company in office immediately prior to the Second Effective Time shall cease to be a director immediately following the Second Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Second Effective Time) and (ii) each person set forth on Schedule 2.07 shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Second Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Second Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly appointed.

Article III

EFFECTS OF THE MERGERs

Section 3.01 Conversion of Securities.

(a) Immediately prior to the Effective Time, the Company shall cause (i) each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.1.1 of the Certificate of Incorporation and (ii) each share of Company Non-Voting Common Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into one share of Company Common Stock. All of the shares of Company Preferred Stock and Company Non-Voting Common Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock and Company Non-Voting Common Stock, as applicable, shall thereafter cease to have any rights with respect to such securities, except the right to receive the number of Company Merger Shares and Earnout Shares into which such shares shall have been converted in the Mergers.

(b) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of a Company Convertible Note, each Company Convertible Note that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into (i) the right to receive the applicable portion of the Company Merger Shares equal to (A) the Exchange Ratio, multiplied by (B) the number of Company Common Stock or the number of Company Common Stock into which the Company Preferred Stock converts issuable pursuant to such Company Convertible Note immediately prior to the Effective Time and (ii) its Earnout Pro Rata Portion of any Earnout Shares in accordance with Section 3.07.

(c) At the Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, First Merger Sub, Second Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock and Company Convertible Notes described in Section 3.01(a) and Section 3.01(b), respectively, and all Company Common Stock issued or issuable in connection with the Permitted Acquisitions but excluding Dissenting Shares and Excluded Shares) shall be canceled and converted into the right to receive the number of shares of Acquiror Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”);

(ii) each share of Company Stock held in the treasury of the Company or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of common stock, par value $0.0001 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Entity and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Entity as of immediately following the Effective Time.

Section 3.02 Treatment of Company Options and Warrants

(a) At the Effective Time, by virtue of the First Merger and without any further action on the part of any party, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into (i) an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Option”) and (ii) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.07 (the “Option Earnout Shares”). As of the Effective Time, each such Exchanged Option as so assumed and converted shall be exercisable for that number of shares of Acquiror Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock issuable pursuant to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b) At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not exercised pursuant to its terms at or immediately prior to the Effective Time, shall, in accordance with its terms, either (i) be automatically converted into a number of shares of Company Common Stock or Company Preferred Stock, as applicable, in accordance with its terms, or (ii) be assumed and converted into (A) a warrant to purchase a number of shares of Acquiror Common Stock (such warrant, an “Exchanged Warrant”) and (B) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.07 (the “Warrant Earnout Shares”). As of the Effective Time, each such Exchanged Warrant as so assumed and converted shall be exercisable for that number of shares of Acquiror Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Stock issuable pursuant to such Company Warrant immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

Section 3.03 Effect of the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party, any Company Stockholder, or the holders of any shares of capital stock of Acquiror, the Surviving Entity or Second Merger Sub: (a) each share of common stock of the Surviving Entity issued and outstanding immediately prior to the Second Effective Time will be cancelled and will cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time will be converted into and become the membership interests of the Surviving Company, which will constitute all of the outstanding equity of the Surviving Company. From and after the Second Effective Time, the membership interests of the Second Merger Sub will be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.04 shall not be construed to permit Acquiror, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 3.05 Delivery of Company Merger Shares.

(a) Concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall cause to be mailed to each holder of record of Company Stock (for the avoidance of doubt, including holders of shares of Company Common Stock resulting from the conversion of Company Preferred Stock and Company Convertible Notes described in Section 3.01(a) and Section 3.01(b), respectively, and the exercise of any Company Warrants but excluding holders of Excluded Shares), a letter of transmittal in customary form to be approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) prior to the Closing (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Stock, shall pass, only upon delivery of the shares of Company Stock, to Acquiror (including all certificates representing shares of Company Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Stock and the holder of such shares of Company Stock, to the extent such shares of Company Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Stock, as applicable, shall be entitled to receive in exchange therefor, and Acquiror shall cause the delivery of, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01. Until surrendered as contemplated by this Section 3.05(b), each share of Company Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

Section 3.06 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Merger Consideration, deliverable in respect thereof as determined in accordance with this Article III.

Section 3.07 Earnout.

(a) If at any time from the Closing Date until the three-year anniversary of the Closing, the VWAP of Acquiror Common Stock quoted on Nasdaq is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) Trading Day period, Acquiror shall promptly issue to the Earnout Participants an aggregate amount of 7,500,000 shares of Acquiror Common Stock (the “First Earnout Shares”) in accordance with their Earnout Pro Rata Portion.

(b) If at any time from the Closing Date until the five-year anniversary of the Closing, the VWAP of Acquiror Common Stock quoted on Nasdaq is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period, Acquiror shall promptly issue to the Earnout Participants an aggregate amount of 7,500,000 shares of Acquiror Common Stock (the “Second Earnout Shares”, and together with the First Earnout Shares, the “Earnout Shares”), in accordance with their Earnout Pro Rata Portion.

(c) The Acquiror Common Stock price targets set forth in Section 3.07(a) and Section 3.07(b) and the number of shares to be issued pursuant to the foregoing shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Common Stock after the date of this Agreement.

(d) Any Option Earnout Shares payable to holders of unvested Exchanged Options shall be subject to terms and conditions that are substantially similar to those that applied to the award of such Company Option immediately prior to the Effective Time (including vesting and forfeiture conditions, but taking into account any changes thereto provided for in the Company Stock Plans, in any award agreement evidencing such Company Option or by reason of this Agreement or the Transactions). The issuance of the Option Earnout Shares will also be subject to any withholding required pursuant to applicable Law pursuant to Section 3.08.

(e) Any Warrant Earnout Shares payable to holders of Exchanged Warrants shall be subject to terms and conditions that are substantially similar to those that applied to the award of such Company Warrant immediately prior to the Effective Time. The issuance of the Warrant Earnout Shares will also be subject to any withholding required pursuant to applicable Law pursuant to Section 3.08.

Section 3.08 Withholding. Each of Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Entity and the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law through the withholding of a number of such shares; provided that before making any deduction or withholding pursuant to this Section 3.08 other than with respect to compensatory payments made pursuant to Section 3.05 and Section 3.07, Acquiror shall use commercially reasonable efforts to give the Company at least five days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.08. To the extent that Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Entity and the Surviving Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Affiliate’s payroll to facilitate applicable withholding.

Section 3.09 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01(c)(i), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, equal to the product of (i) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled but for this Section 3.09 multiplied by (ii) an amount equal to the VWAP of shares of Acquiror Common Stock for the twenty (20) Trading Days prior to the date that is three (3) Business Days prior to the Closing.

Section 3.10 Payment of Expenses.

(a) No sooner than five (5), or later than two (2), Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred (or estimated to be incurred) by or on behalf of the Company or the Company Stockholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices, wire transfer instructions for the payment thereof, and any other document reasonably requested by Acquiror in connection with the Outstanding Company Expenses), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the Transactions, (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (including, for the avoidance of doubt, audit and pre-audit consulting expenses) and (iii) fifty percent of the Joint Fees (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses. A good faith estimate of the Outstanding Company Expenses is set forth on Schedule 3.10(a). The Company shall promptly provide Acquiror with written notice of any expected changes to such estimate that exceeds $500,000.

(b) No sooner than five (5), or later than two (2), Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of the following fees and expenses incurred (or estimated to be incurred) by or on behalf of the Acquiror, First Merger Sub, Second Merger Sub or the Sponsors in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices, wire transfer instructions for the payment thereof, and any other document reasonably requested by the Company in connection with the Outstanding Acquiror Expenses), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to Acquiror, First Merger Sub, Second Merger Sub or the Sponsors incurred in connection with the Transactions, (ii) the fees and expenses of any other agents, advisors, experts and financial advisors employed by Acquiror, First Merger Sub, Second Merger Sub or the Sponsors in connection with the Transactions (which excludes, for the avoidance of any doubt, the fees payable pursuant to the business combination marketing agreement executed by Acquiror and Chardan Capital Markets, LLC on December 23, 2020), (iii) fifty percent of the Joint Fees, and (iv) the fees, premiums, costs, and expenses relating to the D&O Tail (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses. A good faith estimate of the Outstanding Acquiror Expenses is set forth on Schedule 3.10(b). Acquiror shall promptly provide the Company with written notice of any expected changes to such estimate that exceeds $500,000. If the Outstanding Acquiror Expenses exceed $12,000,000, the Sponsors will reimburse Acquiror for such excess amount pursuant to the terms of the Sponsor Agreement.

Section 3.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to: demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration in accordance with this Article III. The Company shall give Acquiror prompt notice (and in any event within two (2) Business Days) of any demands or notice of exercise received by the Company for appraisal of shares of Company Common Stock and Company Preferred Stock or dissenters’ rights, attempted withdrawals of such demands, notices, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld, delayed, or denied), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or dissenters’ rights or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror, First Merger Sub and Second Merger Sub as follows:

Section 4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The certificate of incorporation and by-laws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof, together with their jurisdiction of incorporation or organization, as applicable, are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each Subsidiary. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the principal organizational documents of each Subsidiary listed on Schedule 4.02, as amended and currently in effect, have been made available to Acquiror. No Subsidiary of the Company is in violation of any of the provisions pursuant to its organizational documents. (b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 4.03 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to receipt of the Company Requisite Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 4.12(a), or any Real Estate Document, to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, accelerations, cancellations, modifications, amendments, payments, postings or Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions and (c) as otherwise disclosed on Schedule 4.05.

Section 4.06 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 51,339,368 shares of common stock (“Company Common Stock”), which consists of (A) 50,674,000 shares of Company Voting Common Stock, 5,064,423 of which are issued and outstanding as of the date of this Agreement, (B) 665,368 shares of Company Non-Voting Common Stock, 165,368 of which are issued and outstanding as of the date of this Agreement and (ii) 30,752,578 shares of the Company Preferred Stock, (A) 9,410,799 shares of which are designated Company Series A Preferred Stock, 8,621,800 of which are issued and outstanding at the date of this Agreement, (B) 1,131,190 shares of which are designated Company Series AA-1 Preferred Stock, 1,024,349 of which are issued and outstanding as of the date of this Agreement, (C) 169,083 shares of which are designated Company Series AA-2 Preferred Stock, 169,083 of which are issued and outstanding as of the date of this Agreement, (D) 10,364,829 shares of which are designated Company Series B Preferred Stock, 10,364,829 of which are issued and outstanding as of the date of this Agreement, (E) 4,619,282 shares of which are designated Company Series B-1 Preferred Stock, 4,619,282 of which are issued and outstanding as of the date of this Agreement, (F) 3,026,634 shares of which are designated Company Series C Preferred Stock, 1,513,316 of which are issued and outstanding as of the date of this Agreement and (G) 2,030,761 shares of which are designated Company Series C-1 Preferred Stock, 2,030,761 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested. Other than the Company Warrants set forth on Schedule 4.06(a), there are issued and outstanding Company Warrants to purchase an aggregate of (i) 367,360 shares of Company Voting Common Stock, (ii) 500,000 shares of Company Non-Voting Common Stock, (iii) 788,999 shares of Company Series A Preferred Stock, (iv) 106,841 shares of Company Series AA-1 Preferred Stock and (v) 224,909 shares of Company Series C Preferred Stock. All of the issued and outstanding Company Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity and (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.06, set forth on Schedule 4.06(a) or Company Equity Awards, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock, Company Warrants or other equity interests of the Company authorized, reserved, issued or outstanding.

(b) With respect to each Company Equity Award, Schedule 4.06(b) sets forth, as of the date hereof, each Company Equity Award, along with the name of the holder of such Company Equity Award, the type of security or property that such Company Equity Award covers, the number of vested and unvested shares covered by such Company Equity Award, the date of grant and the cash exercise price, and strike price per share of such Company Equity Award, as applicable.

(c) Except for the Company Preferred Stock, Company Equity Awards, Company Convertible Notes and Company Warrants, as of the date hereof there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.06(c), as of the date hereof the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(d) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(d), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(e) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

Section 4.07 Financial Statements.

(a) Attached as Schedule 4.07 are the unaudited condensed draft consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2020 and June 30, 2021 and the unaudited condensed consolidated statements of operations, statements of comprehensive income (loss), cash flows and changes in equity of the Company and its Subsidiaries as of June 30, 2020 and June 30, 2021 (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, for the absence of footnotes and other presentation items and normal year-end or periodic reclassifications and adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. There are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its or the Company’s Subsidiaries with respect to fiscal years 2020 and 2021.

(b) The PPP Loan was obtained in accordance with all applicable Laws and complies with all eligibility requirements under applicable Laws. The application submitted by the Company to the PPP Loan complied with all applicable Laws. The full amount of the PPP Loan is eligible for forgiveness in accordance with the terms of the PPP and the PPP Loan, and the Company has not taken any action that could reduce the extent by which the PPP Loan will be forgiven. The Company has not received notice from any Governmental Authority asserting or threatening that the PPP Loan is not or may not be eligible for forgiveness in full or that the PPP Loan does not comply with applicable Laws and requirements.

Section 4.08 Undisclosed Liabilities. There is no liability, debt or obligation of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) solely of the type required to be reflected as a liability in the liability column on a balance sheet prepared in accordance with GAAP against the Company or its Subsidiaries, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed on Schedule 4.08, (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.09 Litigation and Proceedings. Except as forth on Schedule 4.09, there are no material pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no material pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, which constitute a Material Adverse Effect. There is no unsatisfied material judgment or any open injunction binding upon the Company or its Subsidiaries.

Section 4.10 Compliance with Laws.

(a) The Company and its Subsidiaries are, and since June 30, 2019 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law by the Company or its Subsidiaries at any time since June 30, 2019.

(b) Since the date that is three (3) years prior to the date hereof, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, shareholder, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Laws or Trade Control Laws, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Trade Control Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or Trade Control Laws, (iii) neither the Company nor its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or Trade Control Laws and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws or Trade Control Laws.

(c) None of the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, shareholder, manager, employee, agent or representative of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, is a person that is the target of sanctions or any applicable Trade Control Laws.

Section 4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and registration and application numbers, of all issued Patents, all registered Copyrights, all registered Trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or one of its Subsidiaries (the “Registered Intellectual Property”), all of which (other than applications) is, valid, subsisting, and enforceable. Except as set forth on Schedule 4.11(a)(i), the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Registered Intellectual Property required to set forth on Schedule 4.11(a)(i) and all other Owned Intellectual Property, in each case, free and clear of all Liens, other than Permitted Liens. All such patents and patent applications and all other material Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. Except as set forth on Schedule 4.11(a)(ii), no loss or expiration of any material Registered Intellectual Property is threatened, pending or reasonably foreseeable that the Company would reasonably consider to be materially adverse to its business as currently conducted (except for patents expiring at the end of their statutory terms and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure thereby to pay any required maintenance fees).

(b) Except as set forth on Schedule 4.11(b), (i) as of the date hereof, no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against the Company or any of its Subsidiaries by any third party and no written claims have been received in the past three (3) years either (A) claiming infringement, misappropriation or other violation of Intellectual Property rights owned by such third party; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Owned Intellectual Property; (ii) as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any pending Action claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property; (iii) within the three (3) years preceding the date of this Agreement, to the Company’s knowledge, none of the Company, its Subsidiaries, nor the conduct of the their businesses has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(c) The Company or one of its Subsidiaries, as the case may be, either own(s), has a valid license to use, or otherwise has the lawful right to use, all of the Company Intellectual Property, IT Systems, and Company Software, in each case in the manner in which they are currently used. Immediately subsequent to the Closing, the Company Intellectual Property shall be owned or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which they own or use the Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

(d) The Company and the Subsidiaries have undertaken commercially reasonable efforts to maintain and protect all Owned Intellectual Property and to protect the confidentiality of any Trade Secrets and any confidential information that the Company and the Subsidiaries desire (and are not obligated) to keep confidential included in the Owned Intellectual Property that are material to their businesses. No such Trade Secrets or confidential information of any Person to whom the Company or any of the Subsidiaries owes a duty of confidentiality has been disclosed thereby to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person.

(e) No current or former director, officer, employee or other Representative of the Company or any Subsidiary has any right, title, or ownership interest in or to any of the Owned Intellectual Property. The Company has implemented policies whereby employees and contractors of the Company who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries are required to assign to the Company all of such employee’s or contractor’s rights therein (to the extent permitted by applicable law), and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned to the Company or its applicable Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of law (unless, in the case of contractors, such Intellectual Property was not intended by the Company to be proprietary to the Company or its Subsidiary).

(f) Except as set forth on Schedule 4.11(f), or otherwise as would not materially adversely affect the Owned Intellectual Property or the businesses of the Company or its Subsidiaries, no funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Owned Intellectual Property nor does any such Person have any rights, title or interest in or to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to which the Company or any of its Subsidiaries is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.

(g) The Company and each of its Subsidiaries is in all material respects in compliance with the terms and conditions of all licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any of its Subsidiaries in any way.

(h) Neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any material Owned Intellectual Property including Owned Company Software, (ii) distributed Open Source Materials in conjunction or connection with any Owned Intellectual Property including Owned Company Software or (iii) used Open Source Materials in or in connection with any Owned Intellectual Property including Owned Company Software, in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants (or otherwise requires the Company or its Subsidiaries to license, grant rights or otherwise disclose, distribute, or provide) to any third party any material Owned Intellectual Property, including, but not limited to, the source code for any material Owned Company Software or the right to make derivative works thereof, or otherwise imposes any material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, distribute, charge for the use of, or enforce any Owned Intellectual Property in any manner (collectively, “Copyleft Terms”).

(i) In the two (2) year period preceding the date hereof, (i) to the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted and (ii) the Company and its Subsidiaries have implemented commercially reasonable security for the IT Systems and the data thereon.

(j) The Company and its Subsidiaries’ collection, use, disclosure, storage and transfer of Personal Information in connection with their business complies in all material respects with, and for the two (2) years prior to the date of this Agreement has complied in all material respects with (i) any Contract to which any of them is a party, (ii) any of their then-current published external privacy policies or (iii) any applicable privacy Laws. In the two (2) years prior to the date of this Agreement, the Company and its Subsidiaries have not received any written notice of any claims, investigations, or alleged violations of law, regulation, or contract with respect to Personal Information or information security-related incidents, nor have the Company and its Subsidiaries notified in writing, or, to the knowledge of the Company, been required by applicable law, regulation, or Contract to notify in writing, any person or entity of any Personal Information or information security-related incident.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 4.12(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i) each employee collective bargaining Contract;

(ii) any Contract pursuant to which the Company or any of its Subsidiaries (A) is granted a license, immunity, or other rights from a third party in or to any Intellectual Property that is material to the businesses of the Company and its Subsidiaries, taken as a whole, other than Standard Inbound Licenses and other than Contracts with employees and contractors assigning Intellectual Property to the Company or (B) grants a license, immunity, or other rights to a third party in or to Owned Intellectual Property, including Owned Company Software other than Standard Outbound Licenses;

(iii) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory where such restriction or limitation would have a material effect on the business of the Company and its Subsidiaries, taken as a whole;

(iv) any Contract that is still in effect under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness exceeding $1,000,000, (B) granted a Lien on its assets, whether tangible or intangible, to secure any material Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);

(v) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since December 31, 2017 involving consideration in excess of $2,000,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(vi) any Contract with outstanding obligations for the sale or purchase of personal property (excluding Intellectual Property), fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $1,000,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12(a) and expected to result in revenue or require expenditures in excess of $2,500,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(viii) except Contracts entered into in connection with employment, any Contract between the Company or its Subsidiaries, on the one hand, and any of Company’s shareholders, on the other hand, that will not be terminated at or prior to the Closing;

(ix) any Contract establishing any joint venture, or legal partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole and expected to result in revenue or require expenditures in excess of $1,000,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(x) each Contract and agreement with consideration paid or payable to the Company or any of the Company’s Subsidiaries of more than $2,500,000, in the aggregate, over the 12-month period ending December 31, 2020; and

(xi) each Contract and agreement with suppliers to the Company or any Subsidiary of the Company for expenditures paid or payable by the Company or any Subsidiary of the Company of more than $2,500,000, in the aggregate, over the 12-month period ending December 31, 2020.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract required to be set forth on Schedule 4.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company as of the date of this Agreement, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2020, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company as of the date of this Agreement, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2020 through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract. The Company has made available to Acquiror true and complete copies, as amended and currently in effect, of all Contracts listed in Schedule 4.12(a).

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other written plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including, without limitation, all pension, retirement, employment, consulting, change in control, severance, retention, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. Each Company Benefit Plan sponsored by a professional employer organization (a “PEO Plan”) is identified on Schedule 4.13(a).

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document (or summary in the case of a PEO Plan) and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation and (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority).

(c) Each Company Benefit Plan that is not a PEO Plan, and to the knowledge of the Company in the case of a PEO Plan, has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code. All contributions required to be made by the Company under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) Neither the Company nor any of its Subsidiaries or ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, or has or had any liability in respect of, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) With respect to the Company Benefit Plans other than the PEO Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(h) Except as described on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 4.14 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to, negotiating, required to negotiate, or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as described on Schedule 4.14(b), each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2017, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries.

(c) The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All material amounts of Taxes shown due on any Tax Returns of the Company and its Subsidiaries and all other material amounts of Taxes owed by the Company and its Subsidiaries have been timely paid.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Neither the Company nor its Subsidiaries is currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Except with respect to deferred revenue or prepaid subscription revenues collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l) Neither the Company nor any of its Subsidiaries is, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.

(n) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) The Company has not made an election under Section 965(h) of the Code.

(p) Other than the representations and warranties set forth in Section 4.07 and Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.15(g), Section 4.15(i) and Section 4.15(j), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

Section 4.16 Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

Section 4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.18 Real Property; Assets.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property as of the date of this Agreement. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Documents”), and such deliverables comprise all Real Estate Documents relating to the Leased Real Property.

(c) Each Real Estate Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Documents to be obtained from any landlord, lender or any other third party (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Documents for the purpose specified in the Real Estate Documents.

(d) No material default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default or breach under any Real Estate Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company or its Subsidiaries has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(f) Except for Permitted Liens, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries.

Section 4.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, during the last three (3) years, have been in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials by the Company or any of its Subsidiaries (i) at, in, on, from or under any Leased Real Property, (ii) to the knowledge of the Company, in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, (iii) to the knowledge of the Company, at, in, on, from or under any formerly owned, operated or leased real property during the time that the Company or any Subsidiary owned, operated or leased such property;

(c) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any real property owned, operated or leased by the Company or any of its Subsidiaries is subject to any Governmental Order relating to any Environmental Law or the investigation, sampling, monitoring, treatment, remediation, removal, handling, recycling or cleanup of Hazardous Materials;

(d) no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to Environmental Law and the Company or any of its Subsidiaries, or, to the Company’s knowledge, Environmental Law and any real property owned, operated or leased by the Company or any of its Subsidiaries;

(e) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed, either contractually or by operation of Law, the liability of any other Person relating to any Environmental Law or Hazardous Material; and

(f) the Company has made available to Acquiror all material environmental documents in the Company’s possession, including environmental reports (i.e., Phase I or Phase II environmental site assessments), audits, correspondence or other material documents, in each case relating to the Leased Real Property, or any formerly owned or operated real property for which the Company may be liable under Environmental Laws.

Section 4.20 Absence of Changes.

(a) Since June 30, 2021 through the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From June 30, 2021 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that both (A) would require the consent of the Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

Section 4.21 Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

Section 4.22 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.23 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

Section 4.24 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the time the Proxy Statement, as of the date it is first mailed to the Acquiror Stockholders, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 4.25 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and Acquiror, First Merger Sub and Second Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in (a) the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (b) the registration statements, reports, schedules, forms, statements and other documents filed or furnished with the SEC by Acquiror (excluding any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each of Acquiror, First Merger Sub and Second Merger Sub represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(c) Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(d) Other than First Merger Sub and Second Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

Section 5.02 Due Authorization.

(a) Each of Acquiror, First Merger Sub and Second Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.06) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements by each of Acquiror, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action and, except for the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, no other corporate or equivalent proceeding on the part of Acquiror, First Merger Sub or Second Merger Sub is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s, First Merger Sub’s or Second Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror, First Merger Sub and Second Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror, First Merger Sub and Second Merger Sub, enforceable against each of Acquiror, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of (i) holders of a majority of the votes of Acquiror Common Stock cast at the Special Meeting shall be required to approve each of the Issuance Proposal and each of the Subscription Proposals, (ii) holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting shall be required to approve the Amendment Proposal, and (iii) holders of a majority of the Acquiror Common Stock voted at the Special Meeting shall be required to approve the Incentive Plan Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any business combination marketing (in lieu of deferred underwriting) commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.06 or on Schedule 5.06, the execution, delivery and performance of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub, upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of First Merger Sub and Second Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror, First Merger Sub or Second Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror, First Merger Sub or Second Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, First Merger Sub or Second Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.04 Litigation and Proceedings. There are no pending litigation or material other Actions or, to the knowledge of Acquiror, threatened, material Actions and, to the knowledge of Acquiror, there are no pending or threatened material investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon Acquiror.

Section 5.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Subsidiaries, the Acquiror and its Subsidiaries are as of the date of this Agreement, and since December 23, 2020 through the date of this Agreement have been, in compliance in all material respects with all applicable Laws. Neither of the Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Acquiror or its Subsidiaries at any time since December 23, 2020 through the date of this Agreement.

(b) Since December 23, 2020, (i) there has been no action taken by the Acquiror, its Subsidiaries, or, to the knowledge of the Acquiror, any officer, director, shareholder, manager, employee, agent or representative of the Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Laws or Trade Control Laws, (ii) neither the Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Trade Control Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or Trade Control Laws, (iii) neither the Acquiror nor its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or Trade Control Laws and (iv) neither the Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws or Trade Control Laws.

(c) None of the Acquiror, its Subsidiaries, or, to the knowledge of the Acquiror, any officer, director, shareholder, manager, employee, agent or representative of the Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, is a person that is the target of sanctions or any applicable Trade Control Laws.

Section 5.06 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, First Merger Sub or Second Merger Sub with respect to Acquiror’s, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, Nasdaq and the filing and effectiveness of the Certificates of Merger and the Acquiror A&R Charter.

Section 5.07 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $174,225,000 invested in a trust account at Morgan Stanley (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 23, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated October 16, 2018. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Since December 23, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.08 Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c) Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e) Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of the Acquiror, other than Permitted Liens.

(i) Acquiror does not have any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (ii) as a transferee or successor.

(j) Acquiror is not party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(l) Neither the execution and delivery of this Agreement by Acquiror nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) entitle any employee, director, officer or independent contractor of Acquiror or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) result in the payment of any amount to any employee, director, officer or independent contractor of Acquiror or any of its Subsidiaries that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iii) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of Acquiror or any of its Subsidiaries for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax.

(m) Other than the representations and warranties set forth in Section 5.10, this Section 5.08 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.08 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 5.08(g), (i) and (j) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

Section 5.09 Brokers’ Fees. Except for fees described on Schedule 5.09 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror, First Merger Sub or Second Merger Sub or any of their respective Affiliates, including the Sponsors.

Section 5.10 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 23, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Acquiror has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Acquiror with the SEC to all agreements, documents, and other instruments (if any) that previously had been filed by Acquiror with the SEC and are currently in effect. None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.11 Business Activities; Undisclosed Liabilities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as currently contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.11(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $75,000 monthly, $150,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.11(c)).

(d) There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period June 30, 2021 in the ordinary course of the operation of business of the Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in Schedule 5.11(d), (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Subsidiaries, taken as a whole.

(e) Neither First Merger Sub nor Second Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(f) First Merger Sub was formed solely for the purpose of effecting the Mergers and has not engaged in any business activities or conducted any operations other than in connection with the Mergers and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(g) Second Merger Sub was formed solely for the purpose of effecting the Mergers and has not engaged in any business activities or conducted any operations other than in connection with the Mergers and has no, and at all times prior to the Second Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) (i) Since June 30, 2021 through the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) from June 30, 2021 through the date of this Agreement, Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.03, if such action had been taken after the date hereof.

Section 5.12 Proxy Statement. As of the time the Proxy Statement is first mailed to the Acquiror Stockholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement.

Section 5.13 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV and in any ancillary agreement to this Agreement to which it is a party or certificate delivered by the Company pursuant to the Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement and in any ancillary agreement to this Agreement to which it is a party or certificate delivered by the Company pursuant to the Agreement.

Section 5.14 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of Acquiror Preferred Stock and (ii) 50,000,000 shares of Acquiror Common Stock. As of the date of this Agreement, (A) no shares of Acquiror Preferred Stock are issued and outstanding, (B) 21,562,500 shares of Acquiror Common Stock are issued and outstanding, (C) 17,250,000 Acquiror Warrants are issued and outstanding, (D) 6,675,000 Acquiror Private Placement Warrants are issued and outstanding and (E) rights to receive 862,500 shares of Acquiror Common Stock are issued and outstanding. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding Acquiror Units, shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Private Placement Warrant (1) were issued in compliance in all material respects with applicable Law and (2) were not issued in breach or violation of any preemptive rights or Contract.

(b) Except for this Agreement, the Acquiror Warrants, the Acquiror Private Placement Warrants, the Acquiror Rights and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person (other than First Merger Sub and Merger Sub) or any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will be waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(d) As of the date hereof, Acquiror is the sole member and owner of all (100%) of the membership interests of Second Merger Sub.

Section 5.15 Nasdaq Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VTAQ”. Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock, Acquiror Warrants or Acquiror Private Placement Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.16 Contracts; No Defaults.

(a) Schedule 5.16(a) contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.16(a) have been delivered to or made available to the Company or its agents or representatives.

(b) Each Contract of a type required to be listed on Schedule 5.16(a), whether or not set forth on Schedule 5.16(a), was entered into at arm’s length in all material respects and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Schedule 5.16(a), whether or not set forth on Schedule 5.16(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Acquiror or its Subsidiaries party thereto and, to the knowledge of the Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Acquiror, are enforceable by the Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Acquiror, its Subsidiaries or, to the knowledge of the Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since June 30, 2021, neither the Acquiror nor its Subsidiaries have received any written or, to the knowledge of the Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Acquiror or its Subsidiaries or, to the knowledge of the Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2020 through the date hereof, neither the Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.17 Title to Property. Except as set forth on Schedule 5.17, neither the Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.18 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19 Affiliate Agreements. Except as set forth on Schedule 5.19 and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in Acquiror, none of the Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Acquiror or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

Section 5.20 Subscription Agreements. The Acquiror has delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Investors have committed, subject to the terms and conditions therein, to purchase shares of Acquiror Common Stock, convertible debt securities of Acquiror and warrants to purchase shares or Acquiror Common Stock, for total proceeds equal to the Base Subscription Amount. To the knowledge of Acquiror, each Subscription Agreement is in full force and effect and is legal, valid and binding upon the Acquiror and the applicable Investor, enforceable in accordance with its terms. Each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Investor in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror, First Merger Sub or Second Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the transactions contemplated hereby other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with each Subscription Agreement that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to each Subscription Agreement. Acquiror has, and to the knowledge of Acquiror, each Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or, to the knowledge of Acquiror as of the date hereof, any Investor, (ii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or, to the knowledge of Acquiror as of the date hereof, the applicable Investor or (iii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, to the knowledge of Acquiror as of the date hereof, result in any portion of the amounts to be paid by each Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Article VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except in relation to the Permitted Acquisitions and except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, use commercially reasonable efforts to (A) conduct and operate its business in the ordinary course, (B) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and (C) maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries and. Without limiting the generality of the foregoing, and, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization in a manner that would increase the Company Merger Shares payable to the stockholders of the Company, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests; provided that (x) the issuance of shares of Company Stock upon exercise or settlement of any Company Options or Company Warrants in effect on the date of this Agreement, (y) grants of Company Options on or after the date of this Agreement in the ordinary course of business consistent with past practice, and (z) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Convertible Notes, in each case, in effect on the date of this Agreement, shall not require the consent of Acquiror;

(c) enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.12(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.12(a)), any material lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d) (i) sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company and its Subsidiaries (including Owned Intellectual Property, including Owned Company Software) that are material to the business of the Company and its Subsidiaries, taken as a whole, except for (x) dispositions of obsolete or worthless assets, (y) sales of tangible inventory or Standard Outbound Licenses, in each case, in the ordinary course of business consistent with past practice and (z) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $1,000,000 in the aggregate, other than (A) as set forth on Schedule 6.01(d), (B) Permitted Liens or (C) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) subject any material Owned Intellectual Property (including any material Owned Company Software) to Copyleft Terms; or (iii) disclose any material Trade Secret that is Owned Intellectual Property to any Person other than pursuant to a written agreement restricting the disclosure and use thereof by such Person;

(e) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (A) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, other than increases to any such individuals who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit for the benefit of any current or former directors, officers, employees or consultants of the Company or its Subsidiaries (or newly hired employees), (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan, (D) amend or modify any outstanding award under any Company Benefit Plan, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (G) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (H) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, contractors or employees;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h) make (i) any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants) other than loans, advances or capital contributions to, or investments in any Person (excluding any of its officers, directors, agents or consultants) in an aggregate amount not to exceed $500,000, or (ii) any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(j) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) acquire any fee interest in real property;

(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise do not exceed $2,500,000 in the aggregate;

(n) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $1,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(o) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(p) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(q) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(r) enter into any agreement to do any action prohibited under this Section 6.01.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request, in each case, as necessary to facilitate Acquiror’s ongoing due diligence and consummation of the transactions contemplated by this Agreement. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 6.03 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than fifteen (15) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall furnish to the Acquiror as promptly as reasonably practicable all information required for any application or other filing to be made by the Acquiror pursuant to any Antitrust Law. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly notify the Acquiror of any substantive communication with, and furnish to Acquiror copies of any notices or written communications received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to the Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates (including the Investors and any investment funds or investment vehicles affiliated with, or managed or advised by, the Investors or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Investors or of any such investment fund or investment vehicle) to, and the Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or any of its Subsidiaries or such Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or such Affiliates, or any interest therein. The Company shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(b) The Company shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby.

Section 6.04 No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company or any of its Subsidiaries or its stockholders shall engage in any transactions involving the securities of Acquiror without the prior written consent of Acquiror. The Company shall use reasonable best efforts to require each of its Subsidiaries and stockholders to comply with the foregoing sentence.

Section 6.05 No Claim Against the Trust Account. The Company acknowledges that the Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated December 23, 2020 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by June 30, 2022, or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.05 shall survive the termination of this Agreement for any reason.

Section 6.06 No-Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause the Company’s and its Subsidiaries’ other respective Representatives not to, directly or indirectly: (i) solicit, initiate, assist, knowingly encourage or facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Acquiror) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Transaction; (ii) furnish, or afford access to (including through any virtual data room), any information regarding the Company, any of its Subsidiaries, or their respective businesses, operations, assets, liabilities, financial condition, books and records, prospects or employees to any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than to Acquiror or any of its Affiliates or Representatives) in connection with, for the purpose of assisting, soliciting, initiating, encouraging or facilitating, or in response to, or that would reasonably be expected to lead to, any Company Acquisition Transaction; (iii) enter into, continue, engage in or otherwise participate in any discussions or negotiations with any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Acquiror or its Representatives) with respect to, any Company Acquisition Transaction, or any agreement, arrangement or understanding (including any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Transaction), or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Transaction, or announce an intention to do so; (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to any Company Acquisition Transaction; or (v) release any third Person, or waive any provision of, any confidentiality agreement to which such Person is a party and which directly relates to a potential Company Acquisition Transaction.

(b) If the Company, any of its Subsidiaries or, to the Company’s knowledge, any of their respective Representatives, receives a or any inquiry, proposal or offer, request for information or request for discussions or negotiations, regarding or constituting a Company Acquisition Transaction or that is reasonably likely to lead to a Company Acquisition Transaction, then the Company shall promptly (and in no event later than forty eight (48) hours after receipt of such inquiry, proposal, offer or request) notify Acquiror in writing of such written inquiry, proposal, offer or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such inquiry, proposal, offer or request and a copy of any such inquiry, proposal, offer or request (or, if not in writing, the material terms and conditions thereof)). The Company shall keep the Acquiror promptly informed of the status of any such inquiries, proposals, offers or requests.

(c) Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Affiliates and its and their respective directors, officers and employees, and shall instruct and use reasonable best efforts to cause the Company’s and its Subsidiaries’ other respective Representatives to (and the shareholders of the Company party to the Support Agreement have acknowledged to the Company that they shall), immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Acquiror or its Representatives) relating to any Company Acquisition Transaction made on, prior to or after the date hereof. The Company shall not, and shall cause its Subsidiaries and its and their respective Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company, any of its Subsidiaries or any of their respective Affiliates is a party.

(d) Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.06 by the Company.

Section 6.07 Section 280G. To the extent applicable, the Company shall, at least five (5) days prior to the Closing, take commercially reasonable actions to (a) solicit waivers of any excess parachute payment (as described below) from each Person who has or may have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) solicit the approval of the Company’s shareholders in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the transactions contemplated by this Agreement, be deemed to constitute “excess parachute payments.” To the extent required to comply with the provisions of the preceding sentence, the Company shall deliver, among other items, to its equity holders entitled to vote in the shareholder approval process under Code Section 280G(b)(5)(B), a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code. The form of waiver, solicitation of shareholder approval, and disclosure materials shall be provided to Acquiror for review at least ten (10) days prior to Closing and all such materials shall be subject to the approval of Acquiror, such approval not to be unreasonably withheld, conditioned or delayed.

Article VII

COVENANTS OF ACQUIROR

Section 7.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than fifteen (15) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall furnish to the Company as promptly as reasonably practicable all information required for any application or other filing to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror’s Affiliates, the Sponsors, the Investors, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsors, the Investors or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsors, the Investors or of any such investment fund or investment vehicle to take any action in connection with (A) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (B) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d) Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e) Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement. The Company shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f)   Acquiror shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 7.01(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, the Investor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsors, the Investor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsors, the Investor or of any such investment fund or investment vehicle.

Section 7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees to cause the Surviving Company to indemnify and hold harmless each present and former director and officer of Acquiror, First Merger Sub, Second Merger Sub, the Company and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquiror, First Merger Sub, Second Merger Sub, the Company and each of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the directors’ and officers’ liability insurance policies of Acquiror, First Merger Sub, Second Merger Sub, the Company and each of their respective Subsidiaries on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 350% of the aggregate annual premium payable by Acquiror for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (the “D&O Tail”) containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of Acquiror, First Merger Sub, Second Merger Sub, the Company and each of their respective Subsidiaries to whom this Section 7.02 applies without the consent of the affected Person.

Section 7.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement (including, for the avoidance for doubt, the execution and delivery of the Subscription Agreements and performance of the Acquiror’s obligations thereunder) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(iv) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v) other than as set forth on Schedule 7.03, enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(vi) enter into, or amend or modify any material term of (in a manner adverse to the Acquiror or any of its Subsidiaries (including the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.16(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.16(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Acquiror or its Subsidiaries is a party or by which it is bound;

(vii) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(ix) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants or Acquiror Private Placement Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant, any Acquiror Private Placement Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(x) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xi) make any capital expenditures;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiii) enter into any new line of business outside of the business currently conducted by the Acquiror and its Subsidiaries as of the date of this Agreement;

(xiv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and its Subsidiaries and their assets and properties; or

(xvi) enter into any agreement to do any action prohibited under this Section 7.03.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.10; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

Section 7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.06 Acquiror Nasdaq Listing.

(a) From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, Nasdaq.

(b) Acquiror shall use commercially reasonable efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on remains as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date. The Company shall cooperate with Acquiror, including by providing all information and materials necessary, to accomplish the requirements of this Section 7.06.

Section 7.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.08 Financing. Acquiror, First Merger Sub and Second Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary, on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein. Notwithstanding anything herein to the contrary, Acquiror shall not enter into Subscription Agreements in amounts in excess of the Base Subscription Amount without the prior written consent of the Company in its sole discretion.

Section 7.09 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company and its Subsidiaries).

Section 7.10 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement (including the Earnout Shares) and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 7.11 No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror will not, and will cause each of its Affiliates and its and their respective directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause Acquiror’s and its Affiliates’ other Representatives not to, directly or indirectly: (i) solicit, initiate, assist, knowingly encourage or facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”); (ii) furnish, or afford access to (including through any virtual data room), any information regarding Acquiror or its businesses, operations, assets, liabilities, financial condition, books and records, prospects or employees to any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than to the Company or any of its Affiliates or Representatives) in connection with, for the purpose of assisting, soliciting, initiating, encouraging or facilitating, or in response to, or that would reasonably be expected to lead to, any Business Combination Proposal; (iii) enter into, continue, engage in or otherwise participate in any discussions or negotiations with any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company or its Representatives) with respect to, any Business Combination Proposal, or any agreement, arrangement or understanding (including any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Business Combination Proposal), or any inquiry, proposal or offer that would reasonably be expected to lead to any Business Combination Proposal, or announce an intention to do so; (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to any Business Combination Proposal; or (v) release any third Person, or waive any provision of, any confidentiality agreement to which such Person is a party and which directly relates to a potential Business Combination Proposal.

(b) If Acquiror, any of its Affiliates or, to the Acquiror’s knowledge, any of its or their Representatives, receives a Business Combination Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations, regarding or constituting a Business Combination Proposal or that is reasonably likely to lead to a Business Combination Proposal, then Acquiror shall promptly (and in no event later than forty eight (48) hours after receipt of such Company Acquisition Proposal or such inquiry, proposal, offer or request) notify the Company in writing of such Business Combination Proposal or such written inquiry, proposal, offer or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such Business Combination Proposal or such inquiry, proposal, offer or request and a copy of any such written Business Combination Proposal or such inquiry, proposal, offer or request (or, if not in writing, the material terms and conditions thereof)). Acquiror shall keep the Company promptly informed of the status of any such Business Combination Proposals, inquiries, proposals, offers or requests.

(c) Promptly following the execution and delivery of this Agreement, Acquiror shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees, and shall instruct and use reasonable best efforts to cause Acquiror’s and its Affiliates’ and its and their other respective Representatives to (and the parties to the Sponsor Agreement have acknowledged to the Company that they shall), immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company or its Representatives) relating to any Business Combination Proposal made on, prior to or after the date hereof. Acquiror shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Acquiror or any of its Affiliates is a party.

(d) Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.11 by any of Acquiror’s Affiliates, or any of the Acquiror’s or its Affiliates’ respective Representatives acting on Acquiror’s behalf, shall be deemed to be a breach of this Section 7.11 by Acquiror.

Section 7.12 Bylaws. Prior to the consummation of the Transactions, Acquiror shall adopt the Acquiror A&R Bylaws.

Section 7.13 Director Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the Acquiror Board to consist of seven (7) directors, divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors with an initial term that expires in 2022, Class II consisting of two (2) directors with an initial term that expires in 2023, and Class III consisting of three (3) directors with an initial term that expires in 2024 and (b) the individuals set forth on Schedule 7.13 to be elected as members of the Acquiror Board, effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 7.13, which indemnification agreements shall continue to be effective following the Closing.

Section 7.14 Employee Matters.

(a) As soon as practicable following the date that is sixty (60) days after the Closing and subject to applicable securities Laws, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Acquiror Incentive Plan and the Acquiror ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Acquiror Incentive Plan and the Acquiror ESPP remain outstanding.

(b) Notwithstanding anything herein to the contrary, Acquiror, First Merger Sub, Second Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 7.14 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.15 Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the agreements ancillary to the Agreement, or the transactions contemplated hereby or thereby is brought or threatened in writing against Acquiror, or any of the members of its board of directors, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), Acquiror shall promptly (and in any event within forty-eight (48) hours) notify the Company in writing (e-mail being sufficient) of any such Transaction Litigation and shall keep the Company reasonably informed with respect to the status thereof. Acquiror shall give the Company the opportunity to participate in the defense of any Transaction Litigation and keep the Company reasonably apprised of, and consult with the Company (and consider in good faith the Company’s advice), with respect to, proposed strategy and any material decisions related thereto. Acquiror shall not settle or agree to settle any Transaction Litigation without the Company’s prior written consent.

Section 7.16 Termination of Acquiror Affiliate Agreements. Acquiror shall cause all Acquiror Affiliate Agreements, including those set forth on Schedule 5.19, and all liabilities and obligations of Acquiror pursuant thereto to be terminated as of the Effective Time, in each case, without further liability or obligation of any kind to Acquiror, First Merger Sub, Second Merger Sub, the Company or any of the Company’s Subsidiaries.

Article vIII

JOINT COVENANTS

Section 8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

Section 8.02 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) As soon as reasonably practicable, and using commercially reasonable efforts, the Company shall deliver to Acquiror (A) audited consolidated balance sheets as of June 30, 2021 and 2020 and consolidated statements of operations and comprehensive (loss) income, stockholders’ deficit and cash flows of the Company for the 12-month periods ended June 30, 2021 and 2020 together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that, upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Financial Statements” for all the purposes of this Agreement and the representation and warranties set forth in Section 4.07 shall be deemed to apply to such Financial Statements with the same force and effect as if made as of the date of this Agreement; (B) all other audited and unaudited financial statements of the Company and any company or business units acquired by it, as applicable, required under the applicable rules and regulations of the SEC and applicable Law to be included in the Proxy Statement/Prospectus and any required Current Report on Form 8-K (including pro forma financial information); (C) all selected financial data of the Company required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement/Prospectus and any required Current Report on Form 8-K; and (D) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC with respect to the periods ended June 30, 2020 and 2019, as necessary for inclusion in the Proxy Statement/Prospectus and any required Current Report on Form 8-K (including pro forma financial information).

(b) As promptly as practicable and with the parties hereto using commercially reasonable efforts to file after the execution of this Agreement and the delivery of the PCAOB Financial Statements, (i) Acquiror, First Merger Sub, Second Merger Sub and the Company shall jointly prepare, and upon the prior approval of both Acquiror and the Company, Acquiror shall file with the SEC, a registration statement on Form S-4 (the “Registration Statement”), containing a proxy statement/prospectus (the “Proxy Statement/Prospectus”), in preliminary form, to be filed with the SEC in connection with the Special Meeting for the purpose of, among other things: soliciting proxies from holders of Acquiror Common Stock to vote at the Special Meeting in favor of: (i) approval of the Acquiror A&R Charter (the “Amendment Proposal”), (ii) approval of the issuance of Acquiror Common Stock as contemplated by this Agreement (the “Issuance Proposal”), (iii) approval of the issuance of Acquiror Common Stock pursuant to each Subscription Agreement and any other issuance of Acquiror Common Stock in connection with the Transactions in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Subscription Proposals”), (iv) the adoption of the Acquiror Incentive Plan (the “Incentive Plan Proposal”), (v) the adoption of the Acquiror ESPP (the “Employee Stock Purchase Plan Proposal”) and (vi) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and, together with the Amendment Proposal, Issuance Proposal, Subscription Proposals, Incentive Plan Proposal, and Employee Stock Purchase Plan Proposal, the “Proposals”). The Acquiror Incentive Plan shall provide that an aggregate number of shares of Acquiror Common Stock equal to 5% of the outstanding shares of Acquiror Common Stock as of Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. The Acquiror ESPP shall initially reserve a number of shares of Acquiror Common Stock constituting no less than 2.5% of the outstanding shares of Acquiror Common Stock as of Closing.

(c) Each of Acquiror, First Merger Sub, Second Merger Sub and the Company shall use its reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby, and to obtain all necessary state securities law or “Blue Sky” approvals required to carry out the transactions contemplated hereby. Each of Acquiror, First Merger Sub, Second Merger Sub and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement/Prospectus, a current report on Form 8-K pursuant to the Exchange Act in connection with the transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, First Merger Sub, Second Merger Sub and the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Solicitation Documents”). Acquiror shall file an amendment to the Registration Statement containing a definitive Proxy Statement/Prospectus with the SEC and, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (the “Registration Statement Effective Date”), cause the definitive Proxy Statement/Prospectus to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror.

(d) The Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

(e) If, at any time prior to the Closing, Acquiror or the Company discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that the Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall inform the other parties, and Acquiror shall prepare (and the Company shall cooperate in preparing, to the extent necessary) and promptly file an appropriate amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus containing such information and, to the extent required by applicable Laws, transmit to Acquiror’s stockholders such amendment or supplement to the Proxy Statement/Prospectus containing such information.

(f)   Acquiror shall, as promptly as practicable following the Registration Statement Effective Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. Acquiror shall convene and hold, no later than 45 days (which may be extended to 60 days if Acquiror determines it is desirable to do so, after consultation with the Company) after the Proxy Statement/Prospectus is mailed, a meeting of Acquiror’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Proposals. Acquiror shall use its reasonable best efforts to obtain the approval of the Proposals at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement/Prospectus. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (a “Change in Recommendation”). Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Proposals shall not be affected by any Change in Recommendation, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement/Prospectus as contemplated by this Section 8.02(f), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to Acquiror’s stockholders and for such supplement or amendment to be promptly disseminated to Acquiror’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Proposals; or (iv) if the holders of Acquiror Common Stock have elected to redeem a number of Acquiror Common Stock as of such time that would reasonably be expected to result in Acquiror not satisfying the condition set forth in Section 9.03(e); provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), (iii) or (iv) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 Company Requisite Approval.

(a) The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement. The Company shall take all action necessary to solicit the Company Requisite Approval via written consent as soon as practicable after the Registration Statement Effective Date. The Company will provide Acquiror with copies of all written consents it receives within five (5) Business Days of receipt of the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL.

(b) To the extent the Company Requisite Approval is not delivered pursuant to Section 8.03(a) within one (1) day following the Registration Statement Effective Date, then the Company shall take all action necessary to duly call, given notice, convene and hold the Company Stockholders Meeting as soon as practicable, and, in connection therewith, the Company shall (i) mail a stockholder information statement and proxy solicitation which shall include, without limitation, the Proxy Statement/Prospectus and a notice of dissent and appraisal rights as required under applicable Delaware law to the holders of Company Common Stock in advance of such meeting for the purpose of soliciting from the holders of Company Common Stock proxies to vote in favor of the adoption of this Agreement and approval of the Mergers; and (ii) take all other actions necessary or advisable to secure the vote or consent of the Company Stockholders required by applicable Law to obtain such approval. The Company shall keep Acquiror, First Merger Sub and Second Merger Sub updated with respect to proxy solicitation results as requested by Acquiror, First Merger Sub or Second Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Acquiror (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Company to comply with applicable Law).

(c) Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.03 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any other acquisition proposal.

Section 8.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b) Tax Treatment. Acquiror, First Merger Sub, Second Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Acquiror and the Company shall execute and deliver officer’s certificates containing customary representations at such time or times as may be reasonably requested by counsel to the Company in connection with the delivery of any opinion by such counsel to the Company with respect to the tax treatment of the Transactions.

(c) The Company, Acquiror, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

(e) Second Merger Sub shall file an election to be treated as an entity disregarded as separate from its owner for U.S. federal income tax effective as of the date of formation of Second Merger Sub.

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) Prior to the Effective Time, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors, and in the case of the Company and its Subsidiaries, customers, vendors, and suppliers, without the consent of any other party hereto; and provided, further, that subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) HSR Act. The applicable waiting period(s) under the HSR Act and, if required, any other applicable Antitrust Law in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, except those initiated by a party seeking to terminate this Agreement.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(e) Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(f)   Nasdaq. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

Section 9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.06(b) (Capitalization – Equity Awards), Section 4.03 (Due Authorization), Section 4.16 (Brokers’ Fees) and Section 4.21 (Affiliate Arrangements), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof.

(iii) The representations and warranties of the Company contained in Section 4.06(a) (Capitalization) shall be true and correct other than “de minimis” inaccuracies as of Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date); provided that a “de minimis” inaccuracy for purposes of this Section 9.02(a)(iii) means an inaccuracy that would reasonably be expected to result in damages to Acquiror of less than $2,000,000.

(iv)   Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i), Section 9.02(a)(ii) and Section 9.02(a)(iii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(e) Subscription Agreements. The transactions contemplated by the Subscription Agreements have been consummated concurrently with the Closing.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Acquiror contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 5.14(a) (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(ii) The representations and warranties of Acquiror contained in Section 5.14(a), shall be true and correct, other than “de minimis” inaccuracies as of the Closing Date (immediately prior to the effectiveness of the Acquiror A&R Charter), as if made anew at and as of that time; provided that a “de minimis” inaccuracy for purposes of this Section 9.03(a)(ii) means an inaccuracy that would reasonably be expected to result in damages to the Company or its Subsidiaries of less than $2,000,000.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Acquiror A&R Charter. The Certificate of Incorporation shall be amended and restated substantially in the form of the Acquiror A&R Charter.

(e) Acquiror Assets. Acquiror shall have delivered to the Company evidence reasonably satisfactory to the Company that, immediately after the Closing (after deducting all amounts in connection with the redemption of any shares of Acquiror Common Stock required by the Offer, but before deducting (i) all Outstanding Acquiror Expenses and Outstanding Company Expenses, and (ii) without duplication of Outstanding Company Expenses, all audit and pre-audit consulting expenses incurred by the Company) the funds in the Trust Account, together with the funding of any amounts payable under the Subscription Agreements, will be no less than the $85,000,000.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (or any breach of Section 1 of the Support Agreement), such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) (A) in the event that PCAOB Financial Statements have been delivered by the Company to Acquiror by February 15, 2022, the Closing has not occurred on or before June 30, 2022, and (B) in the event that PCAOB Financial Statements have not been delivered by the Company to Acquiror by February 15, 2022, the Closing has not occurred on or before August 31, 2022 (such applicable date, the “Termination Date”), or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in material breach of its obligations under Section 7.06 on such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e) by written notice from Acquiror if the Company shall have failed to obtain the Company Requisite Approval within five (5) Business Days after the Registration Statement Effective Date.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05. The provisions of Section 6.05, Section 8.04, Section 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror, First Merger Sub and Second Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror, First Merger Sub or Second Merger Sub, to:

Ventoux CCM Acquisition Corp.

1 East Putnam Avenue, Floor 4

Greenwich, CT 06830

Attn:

E-mail:

with a copy (which shall not constitute actual or constructive notice) to:

Woolery & Co.

1 Pier 76

408 12th Ave

New York, NY 10018

Attn: Mathew J. Saur

E-mail: Mathew@wooleryco.com

and

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b) If to the Company to:

E La Carte, Inc.

816 Hamilton Street

Redwood City, CA 94063

Attn: Rajat Suri and Ashish Gupta

E-mail: raj@presto.com and ashish@presto.com

with a copy (which shall not constitute actual or constructive notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn: Colin Diamond

E-mail: colin.diamond@whitecase.com

and

White & Case LLP

3000 El Camino Real

2 Palo Alto Square, Suite 900

Palo Alto, California 94306-2109

Attn: Tali Sealman

E-mail: tali.sealman@whitecase.com

and

White & Case LLP

609 Main Street Suite 2900

Houston, Texas 77007

Attn: Emery Choi

E-mail: emery.choi@whitecase.com

or to such other address or addresses as the parties may from time to time designate in writing.

Section 11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.

Section 11.05 Expenses. Except as otherwise provided herein (including Section 3.08, Section 7.01(e) and Section 8.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), that certain Confidentiality Agreement, dated January 12, 2021, between Acquiror and the Company (the “Confidentiality Agreement”), and any other documents, instruments, and agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the District Courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13 Enforcement. (a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent named as a party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 11.15.

Section 11.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror, First Merger Sub and Second Merger Sub; (iv) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror, First Merger Sub and Second Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror, First Merger Sub and Second Merger Sub and the other representations expressly made by a Person in the Subscription Agreements, the Sponsor Agreement and the Support Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Acquiror, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

VENTOUX CCM ACQUISITION CORP.

By:	/s/ Edward Scheetz
	Name:	Edward Scheetz
	Title:	Chief Executive Officer

Ventoux Merger Sub I Inc.

By:	/s/ Edward Scheetz
	Name:	Edward Scheetz
	Title:	Chief Executive Officer

Ventoux Merger Sub II LLC

By:	/s/ Edward Scheetz
	Name:	Edward Scheetz
	Title:	Chief Executive Officer

E La Carte, Inc.

By:	/s/ Rajat Suri
	Name:	Rajat Suri
	Title:	Chief Executive Officer

Exhibit A

Form of Amended and Restated Certificate of Incorporation of Acquiror

See Attached.

Exhibit B

Form of Amended and Restated Bylaws of Acquiror

See Attached.

Exhibit C

Form of Registration Rights Agreement

See Attached.